EXHIBIT 10(b)

The Retention Payment Program letter agreements (Agreements) are effective for the President and all Vice Presidents of the Registrant. The Agreements provide for a payment to the executive equal to 35% of the executive’s base salary (as in effect on the date a Change of Control (as defined in the Agreements) occurs). The payment will be made on the 6-month anniversary of the Change of Control if the executive has continued his or her employment with the Registrant until that anniversary date or if his or her employment with the Registrant has been terminated before then (a) by reason of the executive’s death or disability, (b) by the Registrant without Cause (as defined in the Agreement), or (c) by the executive after the Registrant or its successor, after the Change of Control, has taken action to terminate or substantially breach the executive’s employment agreement, terminate the executive’s employment, substantially change the executive’s duties or privileges or limit the executive’s managerial duties and control or relocate the executive to a geographic location unacceptable to the executive. The effective dates of the Agreements range from March 4, 2002 to March 14, 2002, and the Agreements expire on September 30, 2004 if a Change of Control has not occurred on or before that date. Other than the names and addresses of the executives and the dates the executives signed their respective Agreement, there are no differences in the terms of the Agreements, the body of which is provided in this Exhibit.

January 24, 2002

EXEC OFFICER NAME

EXEC OFFICER ADDRESS

Re:	Retention Payment Program

Dear                                 :

North Pittsburgh Telephone Company (the Company) has approved a Retention Payment Program (the Program) for its executives in connection with a possible “Change of Control” (as defined below). You have been selected to participate in the Program as an employee whose continued performance and contributions to the Company are critical to the ongoing effective management of the Company’s business and the potential success of a Change of Control.

This letter agreement (the Agreement) is in addition to, and not in substitution for, any other agreements between you and the Company or North Pittsburgh Systems, Inc. (NPSI) or any of NPSI’s other subsidiaries and any other pay or benefits, which you are eligible to earn.

The details of the Program are set forth below.

Retention Payment Amount

Subject to the terms and conditions described below, you will be eligible to receive a Retention Payment equal to 35% of your Base Salary. For purposes of the Program, “Base Salary” shall mean your annualized rate of base salary (as such phrase is used in Paragraphs 4(a) and (b) of your employment agreement with the Company (“Employment Agreement”) as in effect on the date the Change of Control occurs.

EXHIBIT 10(b)

The Retention Payment is subject to all applicable tax withholding requirements, as determined by the Company.

The Retention Payment will not be considered “earnings” under any Company benefit plan, including, without limitation, for purposes of determining your bonus under any other bonus program or pension computation.

Timing and Form of Payment

The Retention Payment will be paid in cash on the date which is six (6) months after the occurrence of a Change of Control (the “Payment Date”).

Terms and Conditions

In order to receive the Retention Payment, you must fully comply with each of the following terms and conditions:

1. You must continue your active employment with the Company until the Payment Date. In the event of the termination of your employment by reason of death or disability prior to the Payment Date, the termination of your employment by the Company without “Cause” (as defined below) prior to the Payment Date, or the termination of your employment by your election, pursuant to Paragraph 12(c) of your Employment Agreement, prior to the Payment Date, you shall be entitled to receive the Retention Payment as if your employment had continued until such date.

If you retire or elect to terminate your employment for any reason other than a reason pursuant to Paragraph 12(c) of your Employment Agreement prior to the Payment Date, or if the Company terminates your employment for Cause prior to the Payment Date, you will not receive a Retention Payment. For purposes of this Program, “Cause” means:

(a) your embezzlement or material misappropriation of funds or property of the Company;

(b) your continued failure to perform substantially your duties (as of the date hereof) with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes you have not substantially performed your duties; or

(c) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

2. You will assist the Company and, at the Company’s request, NPSI, in all of their efforts to complete a possible Change of Control. In performing these functions you will maintain total confidentiality about a possible Change of Control (except to the extent you are requested by the Company’s or NPSI’s management to communicate with a potential purchaser), and represent the Company’s interests in completing a possible Change of Control in a timely fashion.

3. You will keep confidential the existence and terms of the Program and will not discuss it with anyone other than your financial advisor, your attorney, members of your immediate family, and the Vice President and Treasurer of the Company.

EXHIBIT 10(b)

Change of Control

For purposes of this Agreement, a Change of Control shall be deemed to have occurred in the event of: (i) the acquisition, directly or indirectly, by any person or entity (other than NPSI), or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of shares of the capital stock of either the Company or NPSI which, when combined with the existing voting power of such persons or entities, aggregates voting power over that number of shares of the capital stock of the Company or NPSI as has the right to cast fifty percent (50%) or more of the votes which all shareholders of the Company or NPSI would be entitled to cast in the election of directors of the Company or NPSI, respectively, under normal circumstances (that is, for example, without giving effect to any such voting rights of preferred shares existing by reason of a default in the payment of preferred dividends or to any elimination of voting rights of “control shares” (as defined in 15 PA C.S. § 2562) pursuant to Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor or comparable statute), or (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or NPSI to a transferee other than the Company, an entity of which a controlling interest is owned by the Company or NPSI, or an entity which, prior to the Change of Control, owns, directly or indirectly, a controlling interest in the Company.

Administration

The Retention Payment Program shall be administered by the Compensation Committee of the Company’s Board of Directors.

Termination of Program

This Agreement and the Retention Payment Program shall automatically terminate on September 30, 2004 if a Change of Control has not occurred on or before that date, unless the Company extends such termination date.

Please indicate your acceptance of this Agreement by signing on the appropriate space below.

Very truly yours,

NORTH PITTSBURGH TELEPHONE COMPANY

By:

AGREEMENT BY EXECUTIVE:

I have read, understand, and agree to participate in the Retention Payment Program described above. This Agreement constitutes the full and complete understanding between me and North Pittsburgh Telephone Company regarding the Retention Payment Program and may be amended only in writing signed by both parties.

Date:

Signature of Executive